Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 20-I dated January 5, 2012	Term Sheet to Product Supplement No. 20-I Registration Statement No. 333-177923 Dated September 29, 2014; Rule 433

$ Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp. due October 2, 2015

General

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The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing price of one share of the Reference Stock is greater than or equal to 60% of the Initial Price, which we refer to as the Coupon Barrier Level. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the Notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

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The Notes will be automatically called if the closing price of one share of the Reference Stock on any Observation Date (other than the final Observation Dates) is greater than or equal to the Initial Price. The first Observation Date, and therefore the earliest date on which an automatic call may be initiated, is December 29, 2014.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 2, 2015†
—	Minimum denominations of $1,000 and integral multiples thereof
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The Notes are expected to price on or about September 29, 2014 and are expected to settle on or about October 2, 2014. The Pricing Date, for purposes of the Notes, is the day that the terms of the Notes become final. The Initial Price has been determined by reference to the closing price of one share of the Reference Stock on September 26, 2014, subject to adjustments, and not by reference to the closing price of one share of the Reference Stock on the Pricing Date.

Key Terms

Reference Stock:	The Class A common stock, par value of $0.001 per share, of GameStop Corp. (Bloomberg ticker: “GME”). We refer to GameStop Corp. as “GameStop.”
Contingent Interest Payments:

If the Notes have not been automatically called and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $32.50* (equivalent to an interest rate of at least 13.00%* per annum, payable at a rate of at least 3.25%* per quarter).

If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.

Coupon Barrier Level /
Knock-In Level: Contingent Interest Rate:

$25.224, which is 60% of the Initial Price (subject to adjustments)

At least 13.00%* per annum, payable at a rate of at least 3.25%* per quarter, if applicable *The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 13.00% per annum.

Automatic Call:	If the closing price of one share of the Reference Stock on any Observation Date (other than the final Observation Dates) is greater than or equal to the Initial Price, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Observation Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the Notes have not been automatically called and the Final Price is greater than or equal to the Knock-In Level, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date.
If the Notes have not been automatically called and the Final Price is less than the Knock-In Level, at maturity you will lose 1% of the principal amount of your Notes for every 1% that the Final Price is less than the Initial Price. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:
$1,000 + ($1,000 × Stock Return)
If the Notes have not been automatically called and the Final Price is less than the Knock-In Level, you will lose more than 40% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.
Stock Return:	(Final Price – Initial Price) Initial Price
Initial Price:	The closing price of one share of the Reference Stock on September 26, 2014, which was $42.04, divided by the Stock Adjustment Factor. The Initial Price is not determined by reference to the closing price of one share of the Reference Stock on the Pricing Date.
Final Price:	The closing price of one share of the Reference Stock on the Valuation Date
Stock Adjustment Factor:	Set initially at 1.0 on September 26, 2014 and subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 20-I for further information.
Pricing Date:	On or about September 29, 2014
Original Issue Date (Settlement Date): Observation Dates†: Contingent Interest Payment Dates†: Call Settlement Date†:	On or about October 2, 2014 December 29, 2014, March 30, 2015, June 29, 2015 and September 29, 2015 (the “Valuation Date”) Notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the Contingent Interest Payment Dates will be January 2, 2015, April 2, 2015, July 2, 2015 and the Maturity Date If the Notes are automatically called on any Observation Date (other than the final Observation Date), the first Contingent Interest Payment Date immediately following that Observation Date
Maturity Date†:	October 2, 2015
CUSIP:	48127DF60
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I

Investing in the Contingent Coupon Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $4.00 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $986.40 per $1,000 principal amount Note. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $970.00 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 29, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 20-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 20-I dated January 5, 2012. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 20-I dated January 5, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the Notes offered by this term sheet, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this term sheet, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Interest Barrier	Coupon Barrier Level
Trigger Level	Knock-In Level
Initial Stock Price	Initial Price
Final Stock Price	Final Price
Review Date	Observation Date
Final Review Date	Valuation Date
Interest Payment Date	Contingent Interest Payment Date

For the avoidance of doubt, Observation Dates are subject to postponement under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” in the accompanying product supplement.

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-1

Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The Notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Observation Date of at least $32.50* per $1,000 principal amount Note (equivalent to an interest rate of at least 13.00%* per annum, payable at a rate of at least 3.25%* per quarter). If the Notes have not been automatically called and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive a Contingent Interest Payment on the applicable Contingent Interest Payment Date. If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Interest Payment Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 13.00% per annum.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Reference Stock on any Observation Date (other than the final Observation Date) is greater than or equal to the Initial Level, your Notes will be automatically called prior to the Maturity Date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount Note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Observation Date, payable on the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the Notes have not been automatically called, we will pay you your principal back at maturity only if the Final Price is greater than or equal to the Knock-In Level. However, if the Notes have not been automatically called and the Final Price is less than the Knock-In Level, you will lose more than 40% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

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RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the Notes is linked to the performance of a single Reference Stock, which is the Class A common stock of GameStop. For additional information see “The Reference Stock” in this term sheet.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 20-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

In addition, notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” could apply to amounts paid with respect to the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-2

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been automatically called and the Final Price is less than the Knock-In Level, you will lose 1% of your principal amount at maturity for every 1% that the Final Price is less than the Initial Price. Accordingly, under these circumstances, you will lose more than 40% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the Notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Stock. If the Notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing price of one share of the Reference Stock on that Observation Date is greater than or equal to the Coupon Barrier Level. If the closing price of one share of the Reference Stock on that Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Observation Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Reference Stock on each Observation Date is less than the Coupon Barrier Level, you will not receive any interest payments over the term of the Notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the Notes are automatically called, the amount of Contingent Interest Payments made on the Notes may be less than the amount of Contingent Interest Payments that would have been payable if the Notes were held to maturity, and, for each $1,000 principal amount Note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Observation Date.

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REINVESTMENT RISK — If your Notes are automatically called, the term of the Notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE REFERENCE STOCK — The appreciation potential of the Notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the Notes, regardless of any appreciation in the price of the Reference Stock, which may be significant. You will not participate in any appreciation in the price of the Reference Stock. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the Notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 20-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with GameStop, including extending loans to, or making equity investments in, GameStop or providing advisory services to GameStop. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to GameStop, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

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THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Price is less than the Knock-In Level and the Notes have not been automatically called, the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. The Final Price will be determined based on the closing price of one share of the Reference Stock on a single day near the end of the term of the Notes; the closing price of one share of the Reference Stock at the Maturity Date or at other times during the term of the Notes could be greater than or equal to the Knock-In Level. This difference could be particularly large if there is a significant decrease in the price of one

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-3

share of the Reference Stock during the later portion of the term of the Notes or if there is significant volatility in the price of one share of the Reference Stock during the term of the Notes, especially on dates near the Valuation Date.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Reference Stock, including:

—	any actual or potential change in our creditworthiness or credit spreads;

—	customary bid-ask spreads for similarly sized trades;

—	secondary market credit spreads for structured debt issuances;

—	the actual and expected volatility in the closing price of the Reference Stock;

—	the time to maturity of the Notes;

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whether the closing price of one share of the Reference Stock has been, or is expected to be, less than the Coupon Barrier Level on any Observation Date and whether the Final Price is expected to be less than the Knock-In Level;

—	the likelihood of an automatic call being triggered;

—	the dividend rate on the Reference Stock;

—	interest and yield rates in the market generally;

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-4

—	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and

—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the Notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Stock and the Notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this term sheet. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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RISK OF THE CLOSING PRICE OF THE REFERENCE STOCK FALLING BELOW THE COUPON BARRIER LEVEL OR THE KNOCK-IN LEVEL IS GREATER IF THE CLOSING PRICE OF THE REFERENCE STOCK IS VOLATILE — The likelihood of the closing price of one share of the Reference Stock falling below the Coupon Barrier Level or the Knock-In Level will depend in large part on the volatility of the closing price of the Reference Stock — the frequency and magnitude of changes in the closing price of the Reference Stock.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the Notes in making these determinations.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-5

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?

If the Notes have not been automatically called and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $32.50 (equivalent to an interest rate of at least 13.00% per annum, payable at a rate of at least 3.25% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 13.00% per annum. If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. We refer to the Contingent Interest Payment Date immediately following any Observation Date on which the closing price of one share of the Reference Stock is less than the Coupon Barrier Level as a “No-Coupon Date.” The following table assumes a Contingent Interest Rate of 13.00% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount Note over the term of the Notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$130.00
1 No-Coupon Date	$97.50
2 No-Coupon Dates	$65.00
3 No-Coupon Dates	$32.50
4 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the Notes in different hypothetical scenarios. The following table and examples assume an Initial Price of $40.00, a Coupon Barrier Level and a Knock-In Level of $24.00 (equal to 60% of the hypothetical Initial Price) and a Contingent Interest Rate of 13.00% per annum (payable at a rate of 3.25% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 13.00% per annum. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Observation Dates Prior to the Valuation Date		Valuation Date
	Stock Price Appreciation / Depreciation at Observation Date	Payment on Contingent Interest Payment Date or Call Settlement Date (1)(2)	Stock Return	Payment at Maturity (2)
$72.000	80.00%	$1,032.50	80.00%	$1,032.50
$68.000	70.00%	$1,032.50	70.00%	$1,032.50
$64.000	60.00%	$1,032.50	60.00%	$1,032.50
$60.000	50.00%	$1,032.50	50.00%	$1,012.50
$56.000	40.00%	$1,012.50	40.00%	$1,032.50
$52.000	30.00%	$1,032.50	30.00%	$1,032.50
$50.000	25.00%	$1,032.50	25.00%	$1,032.50
$48.000	20.00%	$1,032.50	20.00%	$1,032.50
$46.000	15.00%	$1,032.50	15.00%	$1,032.50
$44.000	10.00%	$1,032.50	10.00%	$1,032.50
$42.000	5.00%	$1,032.50	5.00%	$1,032.50
$40.000	0.00%	$1,032.50	0.00%	$1,032.50
$38.000	-5.00%	$32.50	-5.00%	$1,032.50
$36.000	-10.00%	$32.50	-10.00%	$1,032.50
$34.000	-15.00%	$32.50	-15.00%	$1,032.50
$32.000	-20.00%	$32.50	-20.00%	$1,032.50
$30.000	-25.00%	$32.50	-25.00%	$1,032.50
$28.000	-30.00%	$32.50	-30.00%	$1,032.50
$24.000	-40.00%	$32.50	-40.00%	$1,032.50
$23.996	-40.01%	$0.00	-40.01%	$599.90
$20.000	-50.00%	$0.00	-50.00%	$500.00
$16.000	-60.00%	$0.00	-60.00%	$400.00
$12.000	-70.00%	$0.00	-70.00%	$300.00
$8.000	-80.00%	$0.00	-80.00%	$200.00
$4.000	-90.00%	$0.00	-90.00%	$100.00
$0.000	-100.00%	$0.00	-100.00%	$0.00
(1)	The Notes will be automatically called if the closing price of one share of the Reference Stock on any Observation Date (other than the final Observation Date) is greater than or equal to the Initial Price.
(2)	You will receive a Contingent Interest Payment in connection with an Observation Date if the closing price of one share of the Reference Stock on that Observation Date is greater than or equal to the Coupon Barrier Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the Notes in different hypothetical scenarios are calculated.

Example 1: Contingent Interest Payments are paid in connection with two of the Observation Dates preceding the third Observation Date and the closing price of one share of the Reference Stock increases from the Initial Price of $40.00 to a closing price of $44.00 on the third Observation Date. The investor receives a payment of $32.50 per $1,000 principal amount Note in connection with two of the Observation Dates preceding the third Observation Date. Because the

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-6

closing price of one share of the Reference Stock on the third Observation Date is greater than the Coupon Barrier Level, the investor is entitled to receive a Contingent Interest Payment in connection with the third Observation Date. In addition, because the closing price of one share of the Reference Stock on the third Observation Date is greater than the Initial Price, the Notes are automatically called. Accordingly, the investor receives a payment of $1,032.50 per $1,000 principal amount Note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $32.50 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note, in connection with the third Observation Date. As a result, the total amount paid on the Notes over the term of the Notes is $1,097.50 per $1,000 principal amount Note.

Example 2: The Notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date, and the closing price of one share of the Reference Stock increases from the Initial Price of $40.00 to a Final Price of $48.00. The investor receives a payment of $32.50 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date. Because the Notes are not automatically called prior to maturity and the Final Price is greater than the Coupon Barrier Level and Knock-In Level, the investor receives at maturity a payment of $1,032.50 per $1,000 principal amount Note. This payment consists of a Contingent Interest Payment of $32.50 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note. The total amount paid on the Notes over the term of the Notes is $1,130.00 per $1,000 principal amount Note. This represents the maximum total payment an investor may receive over the term of the Notes.

Example 3: The Notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with one of the Observation Dates preceding the Valuation Date, and the closing price of one share of the Reference Stock decreases from the Initial Price of $40.00 to a Final Price of $24.00. The investor receives a payment of $32.50 per $1,000 principal amount Note in connection with one of the Observation Dates preceding the Valuation Date. Because the Notes are not automatically called prior to maturity and the Final Price is equal to the Coupon Barrier Level and Knock-In Level, even though the Final Price is less than the Initial Price, the investor receives at maturity a payment of $1,032.50 per $1,000 principal amount Note. This payment consists of a Contingent Interest Payment of $32.50 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note. The total amount paid on the Notes over the term of the Notes is $1,065.00 per $1,000 principal amount Note.

Example 4: The Notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date, and the closing price of one share of the Reference Stock decreases from the Initial Price of $40.00 to a Final Price of $16.00. The investor receives a payment of $32.50 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date. Because the Notes are not automatically called prior to maturity, the Final Price is less than the Coupon Barrier Level and Knock-In Level and the Stock Return is -60%, the investor receives at maturity a payment of $400 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the Notes over the term of the Notes is $497.50 per $1,000 principal amount Note.

Example 5: The Notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, and the closing price of one share of the Reference Stock decreases from the Initial Price of $40.00 to a Final Price of $12.00. Because the Notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, the Final Price is less than the Coupon Barrier Level and Knock-In Level and the Stock Return is -70%, the investor receives no payments over the term of the Notes, other than a payment at maturity of $300 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-7

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on GameStop is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, GameStop is a global, multichannel video game, consumer electronics and wireless services retailer. The Class A common stock, par value $0.001 per share, of GameStop (Bloomberg ticker: GME), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of GameStop in the accompanying product supplement no. 20-I. Information provided to or filed with the SEC by GameStop pursuant to the Exchange Act can be located by reference to SEC file number 001-32637, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Class A common stock of GameStop based on the weekly closing prices of one share of the Class A common stock of GameStop from January 2, 2009 through September 26, 2014. The closing price of one share of the Class A common stock of GameStop on September 26, 2014 was $42.04. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Pricing Date or any Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-8

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the Notes and “The Reference Stock” in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. 20-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Contingent Coupon Auto Callable Yield Notes Linked to the Class A Common Stock of GameStop Corp.	TS-9